Atlas Air Worldwide Holdings, Inc. Reaches Settlement
With Creditors Committees

PURCHASE, N.Y. — May 21, 2004 — Atlas Air Worldwide Holdings, Inc. (AAWH) (Pink Sheets: AAWHQ) reached a settlement today with the court-appointed unsecured creditors committees of AAWH subsidiaries Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar) in the Company’s ongoing Chapter 11 bankruptcy proceedings.

Pursuant to the settlement, all litigation between the parties has been abated pending final documentation of the settlement terms and submission of an amended Disclosure Statement and Joint Plan of Reorganization. As part of the settlement, the Polar unsecured creditors will receive a 60 percent cash dividend on allowed unsecured claims against Polar. The Company anticipates that the total settlement will amount to between $30 to $40 million. The settlement will be funded by AAWH with cash on hand together with proceeds of up to approximately $20 million from a rights offering to be underwritten by certain members of the Atlas creditors committee. Under the settlement, the percentage of common stock previously allocated to Polar unsecured creditors will be reallocated to the Atlas unsecured creditors or sold as part of the rights offering.

The parties are expected to file a formal settlement term sheet containing further details of the settlement with the bankruptcy court by May 26, 2004. The Company then plans to file an amended Disclosure Statement and Joint Plan of Reorganization by Thursday, May 27, 2004. A hearing seeking court approval of the Disclosure Statement has been tentatively set for June 7, 2004.

Once approved by the court, the amended Disclosure Statement and Joint Plan of Reorganization will be sent out for a vote, with the expectation of confirming the Plan during the week of July 12, paving the way for the Company to emerge from Chapter 11 by no later than July 29, 2004.

“I would like to commend the creditors committees and their representatives for coming to mutually agreeable settlement terms in this matter,” said Jeffrey H. Erickson, President and CEO of AAWH. “The agreement reached today moves us closer to our goal of emerging from bankruptcy as quickly as possible and with minimal disruption to our operations. We are pleased with the progress we have made to date and are hopeful that the amended Disclosure Statement and Joint Plan of Reorganization, incorporating the terms agreed upon today, will be approved.”

About AAWH

AAWH, through its subsidiaries, Atlas and Polar, provides cargo services throughout the world to major international airlines pursuant to contractual arrangements with its customers in which it provides the aircraft, crew, maintenance and insurance (“ACMI”). The company also provides airport-to-airport scheduled air-cargo service, as well as commercial and military charter service. The principal markets served are Asia and the Pacific Rim from the United States and Europe and between South America and the United States.

Certain of the information contained in this press release should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWH’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWH and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to finalize, execute and file a settlement agreement with certain creditor groups on acceptable terms; the ability of the companies to continue as going concerns; the ability of the companies to operate pursuant to the terms of the debtor-in-possession facility; the companies’ ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by them from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the potential adverse impact of the Chapter 11 cases on the companies’ liquidity or results of operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the companies’ products; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWH’s reports to the United States Securities and Exchange Commission.

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